SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2008

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 6, 2008, Kevin O’Donohue voluntarily resigned from the Board of Directors of Intelsat, Ltd. (the “Company”). In addition, on August 6, 2008, Justin Bateman, James Rubin and John Joyce were appointed as members of the Board of Directors of the Company, and Messrs. Bateman and Joyce were also appointed to the Audit Committee of the Board of Directors. Each of Messrs. Bateman and Rubin are associated with BC Partners Holdings Limited (“BC Partners”), and Mr. Joyce is associated with Silver Lake Partners (“Silver Lake”).

Funds and investment vehicles advised or controlled by BC Partners and Silver Lake hold more than 90% in the aggregate of the outstanding equity of the Company’s indirect parent, Intelsat Global, Ltd. As set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, funds and investment vehicles advised or controlled by BC Partners and Silver Lake, or their associates or affiliates, are parties to a monitoring fee agreement with Intelsat (Bermuda), Ltd., an indirect subsidiary of the Company (“Intelsat Bermuda”), pursuant to which such parties received a transaction and advisory fee of $60.0 million from Intelsat Bermuda upon the closing of the acquisition of the Company’s parent, Intelsat Holdings, Ltd. (“Intelsat Holdings”), on February 4, 2008, and are entitled to receive an annual fee for providing certain monitoring, advisory and consulting services. In addition, during the three months ended June 30, 2008, affiliates or associates of funds and investment vehicles advised or controlled by BC Partners purchased approximately $90.9 million principal amount of the recently issued Intelsat Bermuda 11.25% Senior Unsecured Notes due 2017 and affiliates or associates of funds and investment vehicles advised or controlled by Silver Lake also purchased approximately $90.9 million principal amount of the Intelsat Bermuda 11.25% Senior Unsecured Notes due 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2008

INTELSAT, LTD.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President & General Counsel